Ex.28(o)(3)

STATE STREET INSTITUTIONAL INVESTMENT TRUST

POWER OF ATTORNEY

The undersigned officer of State Street Institutional Investment Trust (the “Trust”) hereby constitutes and appoints Chad C. Hallett, Ann M. Carpenter, Sean O’Malley, Esq., David Barr, Esq., Andrew DeLorme, Esq., David Urman, Esq., Timothy R. Collins, Esq., Gino Malaspina, Esq. and Bernard Brick, Esq., individually, as his true and lawful attorney and agent, with full power and authority and full power of substitution to each of them to sign for him and in his name, in his capacity as an officer of the Trust, the following registration statements on Form N-14 and any and all amendments, instruments or documents related thereto filed with the Securities and Exchange Commission in connection with the acquisition of the assets and the assumption of the liabilities of the General Electric RSP Income Fund and General Electric RSP U.S. Equity Fund by the series of the Trust indicated below:

Selling Fund	Buying Fund (Series of the Trust)
General Electric RSP Income Fund	State Street Income Fund
General Electric RSP U.S. Equity Fund	State Street U.S. Core Equity Fund

This Power of Attorney authorizes the above individuals to sign the undersigned’s name and will remain in full force and effect until specifically rescinded by the undersigned. This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

The undersigned specifically permits this Power of Attorney to be filed, as an exhibit to any such registration statement on Form N-14 or any amendment thereto, with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the undersigned has hereunto set his hands as of the 17th day of November 2020.

SIGNATURE	TITLE

/s/ Bruce S. Rosenberg	Treasurer and Principal Financial Officer
Bruce S. Rosenberg